Exhibit 99.2

1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

News Release

Contacts:

Colleen T. White, Corporate Communications – 201-847-5369
Patricia A. Spinella, Investor Relations – 201-847-5453

BD Announces Results of Shareholder Votes at Annual Meeting

Franklin Lakes, NJ (January 30, 2007) – BD (Becton, Dickinson and Company) (NYSE:BDX) announced that its shareholders, at the Company's Annual Meeting of Shareholders today, elected Henry P. Becton, Jr., Edward F. DeGraan, Claire Fraser-Liggett, Ph.D., Adel A.F. Mahmoud, M.D., Ph.D., and James F. Orr to the Board of Directors. The BD board now consists of 12 members, all of whom are independent with the exception of Edward J. Ludwig, Chairman, President and Chief Executive Officer.

Shareholders also ratified both the selection of Ernst & Young as BD's independent registered public accounting firm and an increase in the shares authorized under BD’s equity compensation plan. In other business, shareholders rejected a non-binding proposal that would provide for cumulative voting in the election of directors.

About BD

BD, a leading global medical technology company that manufactures and sells medical devices, instrument systems and reagents, is dedicated to improving people’s health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs approximately 27,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

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